Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

Global ePoint, Inc.

a Nevada corporation

The undersigned, John Pan certifies that:

1. He is the duly acting President and Secretary of Global ePoint, Inc., a corporation organized and existing under the Corporation Code of the State of Nevada (the “Corporation”).

2. Pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 78.1955 of the General Corporation Law of Nevada, said Board of Directors, pursuant to a meeting held July 23, 2004, adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series A Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that a series of Preferred Stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation’s Articles of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

(a) Determination. The series of Preferred Stock is hereby designated Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”).

(b) Authorized Shares. The number of authorized shares constituting the Series A Preferred Stock shall be fifty-five thousand (55,000) shares of such series.

(c) Dividends. Until such date (the “Effective Date”) as a registration statement covering (i) the common stock issuable upon conversion of the Series A Preferred Stock, and (ii) the common stock issuable upon exercise of certain warrants issued to the holders of the Series A Preferred Stock and Mercator Advisory Group, LLC (collectively, the “Registrable Securities”), on Form S-3, SB-2 or other applicable form for registering securities under the Securities Act of 1933, as amended (the “Registration Statement”) shall have been initially declared effective by the Securities and Exchange Commission, each share of Series A Preferred Stock shall pay a mandatory monthly dividend, at an annual rate equal to the product of multiplying (i) $100.00 per share (the “Series A Purchase Price”), by (ii) five percent (5.0%). Such dividend shall be payable monthly in arrears on the last day of each month, in cash, and prorated for any partial month periods. From and after the Effective Date of the Registration Statement, no further mandatory dividends shall be payable on the Series A Preferred Stock. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(d) Liquidation Preference.

(i) Preference upon Liquidation, Dissolution or Winding Up. In the event of any dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each outstanding share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, an amount equal to the Series A Purchase Price per share of Series A Preferred Stock held (as adjusted for any stock splits, stock dividends or recapitalizations of the Series A Preferred Stock) and any declared but unpaid dividends on such share, before any payment shall be made to the holders of the Common Stock, or any other stock of the Corporation ranking junior to the Series A Preferred Stock with regard to any distribution of assets upon liquidation, dissolution or winding up of the Corporation. The holders of the Series A Preferred Stock shall be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. If, upon any liquidation, dissolution or winding up of the Corporation, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to shareholders shall be distributed to the holders of Series A Preferred Stock. Each holder of the Series A Preferred Stock shall be entitled to receive that portion of the assets available for distribution as the number of outstanding shares of Series A Preferred Stock held by such holder bears to the total number of shares of Series A Preferred Stock. Such payment shall constitute payment in full to the holders of the Series A Preferred Stock upon the liquidation, dissolution or winding up of the Corporation. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series A Preferred Stock, so as to be available for such payment, such holders of Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation.

(ii) Consolidation, Merger and Other Corporate Events. A consolidation or merger of the Corporation (except into or with a subsidiary corporation) or a sale, lease, mortgage, pledge, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or any reclassification of the stock of the Corporation (other than a change in par value or from no par to par, or from par to no par or as the result of an event described in subsection (iv), (v), (vi) or (viii) of paragraph (f)), shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (d), provided, however, in the case of a merger, if (a) the Corporation is the surviving entity, and (b) the Corporation’s shareholders hold a majority of the shares of the surviving entity, then such merger shall not be regarded as a liquidation, dissolution or winding up within the meaning of this paragraph (d). In no event shall the issuance of new classes of stock, whether senior, junior or on a parity with the Series A Preferred Stock, or any stock splits, be deemed a “reclassification” under or otherwise limited by the terms hereof.

(iii) Distribution of Cash and Other Assets. In the event of a liquidation, dissolution or winding up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to a distribution of cash and/or assets equal to the value of the liquidation preference stated in subsection (i) of this paragraph (d), which valuation shall be made solely by the Board of Directors, and provided that such Board of Directors was acting in good faith, shall be conclusive.

(iv) Distribution to Junior Security Holders. After the payment or distribution to the holders of the Series A Preferred Stock of the full preferential amounts aforesaid, the holders of Series A Preferred Stock shall have no further rights in respect at such Series A Stock which shall become null and void, and the holders of the Common Stock then outstanding, or any other stock of the Corporation ranking as to assets upon liquidation, dissolution or winding up of the Corporation junior to the Series A Preferred Stock, shall be entitled to receive ratably all of the remaining assets of the Corporation.

(v) Preference; Priority. References to a stock that is “senior” to, on a “parity” with or “junior” to other stock as to liquidation shall refer, respectively, to rights of priority of one series or class of stock over another in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. The Series A Preferred Stock shall be senior to the Common Stock of the Corporation and senior to any subsequent series of Preferred Stock issued by the Corporation.

(e) Voting Rights. Except as otherwise required by law, the holder of shares of Series A Preferred Stock shall not have the right to vote on matters that come before the shareholders.

(f) Conversion Rights. The holders of Series A Preferred Stock will have the following conversion rights:

(i) Right to Convert. Subject to and in compliance with the provisions of this paragraph (f), any issued and outstanding shares of Series A Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable shares of Common Stock at the conversion rate in effect at the time of conversion, determined as provided herein; provided, that a holder of Series A Preferred Stock may at any given time convert only up to that number of shares of Series A Preferred Stock so that, upon conversion, the aggregate beneficial ownership of the Corporation’s Common Stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of such holder and all persons affiliated with such holder is not more than 9.99% of the Corporation’s Common Stock then outstanding.

(ii) Mechanics of Optional Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the executive offices of the Corporation, and shall give written notice to the Corporation at such office in the form attached hereto as Annex A (the “Conversion Notice”) stating that he elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted and delivery of the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date to the extent permitted by applicable law.

(iii) Conversion Price. The number of shares into which one share of Series A Preferred Stock shall be convertible shall be determined by dividing the Series A Purchase Price by the then existing Conversion Price (as set forth below) (the “Conversion Ratio”). The “Conversion Price” per share for the Series A Preferred Stock shall be $4.55; provided, however, in the event that (x) more than one hundred and twenty (120) days shall have elapsed after the date of this Certificate, and (y) at the date of a conversion of some or all of the Series A Preferred Stock, the Market Price of the Common Stock is less than $4.76, then and in such event, the Conversion Price applicable with respect to such conversion shall be adjusted to a price that shall equal eighty-five percent (85%) of the Market Price (as defined below) on such conversion date; provided, that, in no event shall such Conversion Price be less than $3.00 per share (the “Floor Price”); and provided further, that the Conversion Price for subsequent conversions shall be $4.55 except as may be adjusted in accordance with clauses (x) and (y) above. The Floor Price shall be further adjusted upon the occurrence of any event in paragraph (f) (iv)-(vi).

For purposes of determining the Conversion Price, the “Market Price” on any given date shall be the volume weighted average price of the Common Stock for the five immediately preceding trading days (which may include trading days prior to the original issue date).

For purposes of illustration only, assuming the Market Price on the date of this Certificate is $5.00 per share, if the Market Price is $5.30 at time of the first conversion, the Conversion Ratio for such first conversion will be $100.00/$4.51, allowing each share of Preferred Stock to be converted into 22.17 shares of Common Stock. If at the time of a subsequent conversion, the Market Price is $5.50, the Conversion Ratio will be $100.00/$5.25, allowing each share of Preferred Stock to be converted into 19.05 shares of Common Stock.

If an Event of Default occurs, as defined below, the Conversion Price shall be reduced to ninety percent (90%) of the Conversion Price then in effect, provided, however, in no event shall the Conversion Price be less than the Floor Price. For purposes of this paragraph, an “Event of Default” means the commencement by the Corporation of a voluntary case or proceeding under the bankruptcy laws or the Corporation’s failure to: (i) discharge or stay a bankruptcy proceeding within 60 days of such action being taken against the Corporation, (ii) file the Registration Statement with the SEC within 30 days after the Closing Date, (iii) have the Registration Statement deemed effective by the SEC within 120 days after the filing of the Registration Statement; (iv) maintain trading of the Corporation’s Common Stock on the NASDAQ Small Cap Market except for any periods when the stock is listed on the the NASDAQ National Market, the American Stock Exchange or the New York Stock Exchange (each, a “Principal Market”), (v) pay the Due Diligence Fee within three (3) days after the Closing; or (vi) pay dividends as set forth herein when due.

(iv) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time, or from time to time after the date shares of the Series A Preferred Stock are first issued (the “Original Issue Date”), effect a subdivision of the outstanding Common Stock, the Floor Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Floor Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (f)(iv) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(v) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Floor Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Floor Price then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Floor Price shall be recomputed accordingly as of the close of business on such record date and thereafter, the Floor Price shall be adjusted pursuant to this paragraph (f)(v) as of the time of actual payment of such dividends or distributions.

(vi) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph (f) with respect to the rights of the holders of the Series A Preferred Stock.

(vii) Adjustment for Reclassification Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (f)), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(viii) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (f)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (f) with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (f) (including adjustment of the Floor Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ix) Sale of Common Stock or Securities Convertible Into Common Stock. In the event the Corporation sells Common Stock or other securities convertible into or exerciseable for Common Stock at a per share price, exercise price or conversion price lower than the Conversion Price then in effect (other than in connection with an acquisition of the securities, assets or business of another company, joint ventures and stock options issued to employees, consultants and advisors), the Conversion Price shall be reduced to an adjusted Conversion Price, as of the date of such issue or sale, by dividing (A) the sum of (i) the result obtained by multiplying the number of shares of Common Stock outstanding immediately prior to such issue or sale by the Conversion Price then in effect, and (ii) the consideration, if any, received by the Corporation upon such issue and sale, by (B) the number of shares of Common Stock outstanding immediately after such issue or sale. No adjustment to the Conversion Price shall be made for any adjustment of less than $.01, provided however that such adjustment shall be carried forward and included in any succeeding adjustments. For purposes of adjusting the Conversion Price under this paragraph (ix), Common Stock outstanding shall include all Common Stock issuable upon conversion or exercise of outstanding convertible securities and other rights, options or warrants.

(x) Certificate of Adjustment. In each case of an adjustment or readjustment of the Floor Price or the securities issuable upon conversion of the Series A Preferred Stock, the

Corporation shall compute such adjustment or readjustment in accordance herewith and the Corporation’s Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(xi) Notices of Record Date. In the event of (A) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares, of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(xii) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation’s Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

(xiii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, One Million Five Hundred Seventy-One Thousand Four Hundred Twenty Nine (1,571,429) shares of Common Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(xiv) Notices. Any notice required by the provisions of this paragraph (f) to be given to the holders of shares of Series A Preferred Stock shall be deemed given (A) if deposited in the United States mail, postage prepaid, or (B) if given by any other reliable or generally accepted means (including by facsimile, e-mail or by a nationally recognized overnight courier service), in each case addressed to each holder of record at his address (or facsimile number or e-mail address) appearing on the books of the Corporation.

(xv) Payment of Taxes. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

(xvi) No Dilution or Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, without the approval of a majority of the then outstanding Series A Preferred Stock.

(g) Redemption. If after the Effective Date, the volume weighted average price of the Corporation’s Common Stock for any period of fifteen (15) consecutive trading days exceeds $10.00 per share (the “Redemption Threshold Price”), the Corporation shall have the right to redeem (a “Redemption”) all, but not less than all, of the outstanding shares of Series A Preferred Stock, at a cash price equal to 120% of the price paid for such shares (the “Redemption Price”), upon providing notice to the Holder (the “Redemption Notice”) not less than one hundred twenty (120) days prior to the date of Redemption (the “Redemption Date”). The Corporation may only effect Redemption if: (A) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Registrable Securities issued to the Holder, and (B) the Common Stock is listed for trading on a Principal Market. The Redemption Threshold Price shall be subject to appropriate adjustment for stock splits, combinations and similar adjustments in the same manner as the Floor Price as provided in subparagraphs (iv) through (viii) of paragraph (f) above. At any time prior to the Redemption Date, the Holders may convert any or all of the outstanding shares of Series A Preferred Stock then held. The Redemption Price shall be due on the Redemption Date and payable only to holders of record of Series A Preferred Stock as of such date.

(h) No Re-issuance of Preferred Stock. Any shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series A Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any certificate of designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(i) Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

3. The number of authorized shares of Preferred Stock of the Corporation is two million (2,000,000), and the number of shares of Series A Preferred Stock, none of which has been issued, is fifty-five thousand (55,000).

Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge. Executed at City of Industry, California, on this 5th day of August, 2004.

/s/ John Pan
Name:	John Pan
Title:	President and Secretary

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”) of Global ePoint, Inc., a Nevada corporation (the “Company”) into shares of common stock, $0.03 par value per share (the “Common Stock”), of the Company according to the conditions hereof, as of later of the date of the Company’s receipt of this Notice, together with the certificate representing the shares of Series A Preferred Stock to be converted, or such later date written below. If Common Stock is to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and deliver such certificates and opinions as reasonably requested by the Company in accordance therewith.

By the delivery of this Notice of Conversion, the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts determined in accordance with Section 13(d) of the Exchange Act, specified under Section (f)(i) of the Certificate of Designations for the Series A Preferred Stock.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:
Number of shares of Preferred Stock to be Converted:
Number of shares of Common Stock to be issued:
Shares to be issued in the name of:
Holder:
Authorized Signature:
Name:
Title:
Address: